Exhibit 99.1
HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

For Immediate Release
Contact:	Chris Daly or Jerry Daly (media)	Ashish Parikh, CFO (investors)
	Ph: (703) 435-6293	Ph: (215) 238-1046

Hersha Hospitality Trust Names Michael R. Gillespie Chief Accounting Officer

PHILADELPHIA, Pa., June 27, 2005—Hersha Hospitality Trust (AMEX: HT), a real estate investment trust (REIT) and owner of nationally franchised, upscale and mid-scale hotels, today announced that Michael R. Gillespie has joined the company as chief accounting officer. In this newly created position, he will oversee the accounting, financial reporting and audit functions for the company’s growing portfolio of properties.

Prior to joining Hersha, he was manager of financial policy & controls for Tyco Electronics Corporation, responsible for the development, enhancement and implementation of financial controls for the company. Previously, he served as a senior manager with the “Big Four” firms of Arthur Andersen LLP and KPMG LLP. Gillespie received his B.S.B.A in Accounting from Bloomsburg University of Pennsylvania.

“We have undergone phenomenal growth, more than doubling our portfolio of high- quality hotels in the past few months,” said Jay H. Shah, Hersha’s president and chief operating officer. “The timing is right to add Michael’s strong public accounting background, which provides significant financial depth to our existing strong core of senior management.

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Hersha Hospitality

“Hersha is assembling its portfolio of difficult-to-source hotels by means of sophisticated structured transactions,” Shah added. “Michael’s years of financial and accounting experience will help us to continue to execute and monitor creative transactions, while enhancing control of our day-to-day accounting activities. The reporting and compliance complexities of operating a business responsibly in the current environment makes the expertise that he brings to the table all the more important and timely.”

Hersha Hospitality Trust is a self-advised real estate investment trust that owns mid-scale and upscale hotels in the eastern United States with strong, national franchise affiliations. The company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.